CONFIDENTIAL

Supply Agreement

This Agreement is entered into as of February 20, 2009 (the “Effective Date”) by and between Oculus Innovative Sciences, Inc., a Delaware corporation, having its principal place of business at 1129 N. McDowell Blvd., Petaluma, California 95954 ("Seller"), and BioDrain Medical, Inc., a Minnesota corporation, having its principal place of business at 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120  ("Buyer").

WHEREAS, Seller manufactures certain products which it is willing to provide to Buyer on the terms and subject to the conditions of this Agreement; and

WHEREAS, Buyer wishes to purchase certain of such products from Seller for use with its own products, and Seller is willing to supply Buyer with such products;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, Seller and Buyer mutually agree as follows:

ARTICLE 1
DEFINITIONS

1.1 "Agreement " means this License and Supply Agreement, as amended from time to time.

1.2 “Buyer Product” means a private labeled liquid, used solely for the “Permitted Use” as that term is defined below.

1.3  “Contract Year” means each twelve (12) month period following and having as its anniversary the Effective Date of the agreement, during the term of the Agreement.

1.4  "EPA" means the United States Environmental Protection Agency.

1.5  "FDA" means the United States Food and Drug Administration.

1.6 "First Commercial Sale" means the first commercial sale of the Buyer Product by Buyer to a customer.

1.7 "Initial Term" shall have the meaning set forth in Section 6.1 hereof.

1.8 “Liquid Solution Specification” means the specifications for the liquid formulation of the Seller Solutions set forth on Exhibit A, and the attached Material Safety Data Sheet and Ingredient Sheet.  Exhibit A and the attached Material Safety Data Sheet and Ingredient Sheet are attached hereto and by this reference incorporated herein.

CONFIDENTIAL

1.9 “Minimum Order Requirements” means the minimum quantity for each period to be ordered by Buyer and manufactured by Seller which are specified on Exhibit B, incorporation in Buyer Products for sale to customers (purchased under Article III) received by Seller in a Contract Year.

1.10  “Permitted Use” means as a liquid used to clean the BioDrain Fluid Management system and future related products developed or sold by Buyer pertaining to infectious fluid management applications in hospitals, surgical centers or any other areas where Buyer products are sold.

1.11  “Proprietary Rights” means patent rights, copyrights, trade secret rights and all other intellectual and industrial property rights of any sort.

1.12 "Seller Solution" means the liquid solution supplied hereunder by Seller, with no claims made by the Company that conform to the Liquid Solution Specifications as defined above.

1.13  “Specifications” means the Liquid Solution Specifications.

1.14 “Technology” means inventions (whether or not patentable), ideas, processes, formulas and know-how directly related to the Seller Solution as formulated for the Permitted Use which are owned by Seller and used by it as of the date of this Agreement, and improvements thereto which are developed and owned by Seller during the term of this Agreement.

1.15  “Territory” means the world.

1.16  “Customer” means the user of the Seller Solution for the Permitted Use.

ARTICLE II
LICENSE GRANT

2.1 Proprietary Rights License. On the terms and subject to the conditions of this Agreement, Seller hereby grants to Buyer an exclusive license under its Proprietary Rights in the Technology; provided, however, that: (i) if Buyer fails to meet its Minimum Volume Requirements specified on Exhibit B for any specified period, Seller may, at its option, terminate the agreement.

CONFIDENTIAL

The license is limited to and may be exercised by Buyer solely for the purpose of using the Technology to make or have made by Seller or other party Buyer Products and incorporate Seller Solution therein which are then to be marketed and sold in the Territory solely for the Permitted Use.  Buyer may not sublicense its rights hereunder, except pursuant to agreements which shall be in writing and shall contain obligations of the third party equivalent to the obligations of Buyer hereunder, and no less favorable to Seller’s rights than the provisions contained in this Agreement.  The preceding sentence does not, however, create for Seller any right to compensation or payments from any third party with which Buyer contracts, nor any right to compensation from Buyer beyond the compensation and payments provided in this Agreement.  Buyer shall be liable to Seller for acts or omissions of any sublicensee not in conformity with the terms of this Agreement or any agreement between Buyer and any sublicensee. Buyer may export/import Buyer Products incorporating Seller Solution as necessary to cover the Territory, subject to compliance with all applicable import and export laws.

2.2 Trademark.  All promotional materials and Buyer Product packaging may include in easily readable, non-obscured type that is not less than 25% the size of the other names and notices the mark “Microcyn” (or for product shipped outside the United States such other trade name for “Microcyn” that Seller gives Buyer notice as appropriate for the country into which the Buyer Product will be shipped), and a legend that Seller owns such mark and any reasonable proprietary markings and notices of Seller.  Buyer will confer with Seller prior to distributing Buyer Product outside the United States to determine the appropriate trade name for use in each country.

Buyer shall market the Buyer Product under a name agreeable to both parties, and the associated mark specified by Buyer, and such name and mark shall be exclusively owned by Buyer.  Seller shall have no rights in the name, mark and designation that will be specified and used by Buyer for the Buyer Product.   Seller shall not unreasonably withhold approval on use of Buyer’s name. Buyer may use the “Microcyn” name and mark to describe the active ingredient in Buyer Product, but may not use or register the name ”Oculus” or the ”Microcyn” name or any other name or mark of Seller or that is confusingly similar to any such mark, anywhere in the world.

     2.3 No Implied License.  Buyer acknowledges that Seller grants no license, by implication or otherwise, except for the licenses expressly set forth in this Article II.

ARTICLE III
SALE AND PURCHASE OF SOLUTION

 3.1 Sale and Purchase. On the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer such quantities of Seller Solution as Buyer may order to satisfy 100% of Buyer's requirements for Seller Solution for use in Buyer’s sale of Buyer Products ("Requirements"), except as provided in Section 6.3 below.

3.2 Quantity; Forecasts.

(a) Buyer shall deliver to Seller once every calendar quarter a 12-month forecast of Buyer’s projected Requirements of Seller Solution (“Forecast”).  The first Forecast shall be provided to Seller no less than one (1) full calendar quarters prior to the time when the First Commercial Sale of Buyer Products is projected to occur.   No Forecast shall be binding or treated as a firm order.

CONFIDENTIAL

Buyer shall deliver to Seller at least thirty (30) days prior to First Commercial Sale of Buyer Products or at least thirty (30) days after Execution Date written below of this Agreement, which ever is first a firm order for the initial calendar quarter commencing on the First Commercial Sale date.  No Forecasts or orders need be given for any period after the term of this Agreement.

(b) Buyer's forecasts and orders shall reflect its good-faith expectations of customer demand, and Buyer shall act in a commercially reasonable manner to schedule orders to avoid creating production capacity problems for Seller.

3.3 Delivery.

(a)  All customs, duties, costs, taxes, insurance premiums, and other expenses associated with transportation from Seller’s location to Buyer’s facility shall be at Seller’s expense.

(b) All customs, duties, costs, taxes, insurance premiums, and other expenses associated with transportation from Seller’s location to Buyer’s customers shall be at Seller’s expense.

(c) Seller shall assist Buyer in arranging any desired shipping insurance (in amounts that Buyer shall determine) and transportation, via ground freight unless otherwise specified in writing, to any destination specified in writing from time to time by Buyer.

(d) Seller shall manufacture Seller Solution in a facility with a current ISO 13485 certification for medical device design and manufacturing, and shall be compliant with all US and International regulations and laws that are applicable and consistent with this certification.

3.4 Rejection of Seller Solution in Case of Nonconformity.

(a) On the terms of this Agreement, Buyer may reject any portion of any shipment of Seller Solution that does not conform in all material respects with the Specifications.

CONFIDENTIAL

Seller shall supply to Buyer with each delivery of Seller Solution a document(s) reflecting, for each batch of Seller Solution, laboratory data substantiating conformity of the Seller Solution to the appropriate Specifications and shall retain a sample of each batch of Seller Solution shipped to Buyer.  Buyer shall have the right, in its discretion but at its expense, to test Seller Solution within fourteen (14) days of delivery, using a laboratory of Buyer’s choice, for conformity to the Specifications.  If Buyer rejects Seller’s Solution due to non-conformity of the Seller Solution with the appropriate Specifications, Seller may, within five (5) days of notice of the rejection, request examination of Seller’s batch sample of Seller Solution by a third-party laboratory chosen jointly by the parties (an “Independent Lab”), in which event the Independent Lab shall examine Seller’s batch sample of Seller Solution for conformity to the Specifications.  The party whose laboratory results are inconsistent with conformity/non-conformity findings of the Independent Lab shall pay the costs of the Independent Lab, as well as the laboratory costs of the other party incurred in testing the disputed batch.

In order to reject a shipment, Buyer must (i) give notice to Seller of Buyer's rejection of the shipment within thirty (30) days of receipt together with a reasonably detailed written indication of the reasons for such rejection. If no such notice of rejection is timely received, Buyer shall be deemed to have accepted such delivery of Seller Solution.

(b)  Buyer shall not be obligated to pay for Seller Solution that is rejected by Buyer unless the Independent Lab concludes that Seller’s batch sample conformed to the Specifications. Seller shall be responsible for costs of shipment, insurance, duties, customs and fees incurred in connection with justifiably rejected Seller Solution, and Buyer shall be responsible for any costs of shipment, insurance, duties, customs and fees incurred in connection with wrongfully rejected Seller Solution.  Seller shall use commercially reasonable efforts to deliver to Seller no more than fourteen (14) days after the receipt of Buyer’s notice of rejection and Buyer’s request for re-shipment a replacement shipment of Seller Solution which, unless justifiably rejected pursuant to the terms of this Agreement, shall be purchased by Buyer as provided in this Agreement.  After receipt of Buyer’s notice of rejection, Seller shall submit a batch sample of the rejected Seller Solution to the Independent Lab or, if it does not submit the batch sample to the Independent Lab within fifteen (15) days, Buyer’s rejection shall be deemed to be justifiable.  If the Independent Lab determines that Seller Solution conformed to the Specifications and that Buyer improperly rejected Seller Solution, Buyer shall be obligated to pay for the improperly rejected Seller Solution, and shall be obligated to pay for any replacement Seller Solution requested by Buyer.

(c) Unless Seller requests the return of a rejected batch within thirty (30) days of receipt of Buyer's notice of rejection, Buyer shall dispose of, at Seller’s cost, such batch promptly and provide Seller with certification of such disposal.  Buyer shall, upon receipt of Seller's request for return, promptly dispatch said batch to Seller, at Seller's cost; provided, however that Buyer may retain a sample of said batch until conformity of the Seller Solution in finally resolved by the Independent Lab.

CONFIDENTIAL

3.5 Other Obligations.

(a) Buyer and Seller agree to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use of the Buyer Products and the distribution and promotion of Buyer Products.

(b) Buyer shall have the right to perform post-market studies on Buyer Product, however Buyer shall not publish and shall not authorize the publication of, any post-market study results without the prior and not unreasonably withheld consent of Seller.  If Buyer contracts for, or sponsors a post-market study by a third party (if permitted under this Agreement), such contract shall prohibit the third-party from publishing such study unless mutually consented and such consent not unreasonably withheld to by Seller and Buyer in writing.

(c) Buyer agrees to market and label the Buyer Products consistent with all applicable regulatory label claims.  Buyer is responsible for obtaining all applicable label claims, but these claims must apply only to the intended use.

Buyer shall not, and shall cause its sublicensees not, to make any representations or warranties relating to Seller Solution except for those representations contained in this Agreement.  Buyer agrees not to make, and agrees to cause its sublicensees not to make, any representation or warranty, whether oral or in writing, regarding the Buyer Product that is not consistent with the label claims authorized in the country in which Buyer Products are marketed.  Buyer agrees to notify, and to cause those with whom it contracts to notify, customers that use of the Buyer Product is restricted to the Permitted Use.

(d) Buyer and Seller agree to immediately notify one another of any serious adverse event resulting from use of Buyer Product with Seller Solution, or any actual or potential government action related to a Seller Solution or Buyer Product (but in no event later than 24 business hours thereafter) and, if and to the extent requested by Seller in writing as a result of a communication from the FDA, EPA, or other regulatory entity, to suspend distribution of the Buyer Products.

(e) Buyer and Seller agree to keep and make reasonably available for the other’s use and copying, in connection with an FDA-recommended recall, for one year after termination of this Agreement (or longer if required by applicable law or regulation) records of all Buyer Product and Seller Solution sales and customers sufficient to adequately administer a recall of any Seller Solution or Buyer Product and to cooperate fully in any decision by Seller to recall, retrieve and/or replace any Seller Solution based on communications with the FDA or other regulatory authority.

(f) Buyer agrees to provide to Seller each month a report of all inventory of Seller Solution in the inventory of Buyer at each month end.  Such reports shall include the unit count of all Seller Solution units, and locations of such units, as well as the carrying value of such units.  Buyer shall provide such a report to Seller within three (3) business days following each calendar month end.

CONFIDENTIAL

ARTICLE IV
ROYALTIES, PRICE AND PAYMENTS

4.1 Price. Buyer shall pay to Seller for Seller Solution the amounts set forth on Exhibit B in United States dollars.

4.2 Method of Payment. All payments for the purchase of Seller Solution due hereunder to Seller shall be paid to Seller in United States dollars in the United States not later than forty-five (45) days following the invoice date of the applicable order.

ARTICLE V
CONFIDENTIALITY

5.1 Confidentiality.   Each party recognizes the importance to the other of the other's Proprietary Information. In particular the parties recognize that the Technology and other of Proprietary Information (and the confidential nature thereof) are critical to the business of Buyer and Seller and that Buyer and Seller would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Article 5 and elsewhere in this Agreement.

Accordingly, each party agrees as follows:

(a)           The party receiving Proprietary Information (the “Receiving Party”) of the other party, which information shall be specifically identified as proprietary or confidential, (the “Disclosing Party”) agrees (i) to hold the Disclosing Party's Proprietary Information in confidence and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, provided, however, that Buyer may disclose, subject to a written non-disclosure agreement, Proprietary Information to third parties with a need to know solely for the purpose of validating manufacturing, distribution and sale viability, and (iii) not to remove or export from the United States or reexport any such Proprietary Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other party and except in compliance with all licenses and approvals required under applicable U.S. and foreign export laws and regulations, including without limitation, those of the U.S. Department of Commerce.  Any employee given access to any such Proprietary Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (i) is in or (through no improper action or inaction by the Receiving Party, agent or employee) enters the public domain (and is readily available without substantial effort), or (ii) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) was independently developed by it by persons without access to such information and without use of any Proprietary Information of the Disclosing Party. The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Each party’s obligations under this Article 5 shall terminate five (5) years after the termination or expiration of this Agreement.

CONFIDENTIAL

(b)           Immediately upon termination of the Receiving Party's license under Article 2, the Receiving Party will turn over, or shall cause to have turned over, to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.  Buyer shall notify Seller of and keep only such proprietary information as is necessary for legal and or regulatory purposes.

(c)           The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Article 5 will constitute a material breach of this Agreement.

ARTICLE VI
TERMINATION, RIGHTS AND
OBLIGATIONS UPON TERMINATION

6.1 Term. Unless terminated by either party pursuant to the other provisions of this Article VI, this Agreement shall continue in effect until five (5) years from the Effective Date  (the "Initial Term"), and shall thereafter continue and automatically renew on an annual basis unless terminated by either party by giving thirty (30) days’ written notice prior to the expiration of the Initial Term or any extension thereof.

CONFIDENTIAL

6.2 Termination for Failure to Commercialize.  Seller may terminate this Agreement immediately if the First Commercial Sale does not occur within six months following the Effective Date of this Agreement.

6.3 Termination for Failure to Meet Minimum Order Requirements.  If Buyer fails to order from Seller an amount, which is equal to or greater than the Minimum Order Requirement for such calendar year, then Seller may, in addition to any other rights it has under this Agreement, terminate the Agreement on thirty (30) business days’ written notice to Buyer.

If Seller does not terminate this Agreement following a failure of Buyer to meet the Minimum Order Requirements within thirty (30) business days following the end of the calendar year in which the failure occurred, Buyer may request of Seller, in writing and within sixty (60) business days of the end of the calendar year in which the failure occurred, a written letter from Seller waiving the rights of Seller to terminate this Agreement at a later date for that particular failure. Seller will then respond with such a written waiver within ninety (90) business days of the calendar year in which the failure occurred.

6.4 Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement of the parties.

6.5 Termination for Default. If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement, the defaulting or non-complying party shall have ninety (90) days to remedy after receipt by the defaulting party of a notice thereof from the other party.  If the default or non-compliance has not been remedied in ninety (90) business days (or thirty (30) business days in the case of non-payment), then the party not in default may terminate this Agreement without penalty, unless, within said ninety (90) business days, the defaulting party has initiated remedial action reasonably satisfactory to the party not in default.

6.6 Rights and Obligations on Expiration or Termination. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Article I, Section 3.5(e), Article V, this Section 6.7 and Articles VII and VIII. Any rights of Seller to payments accrued through termination as well as obligations of the parties under firm orders for purchase and delivery of Seller Solutions at the time of such termination shall remain in effect, except that in the case of termination under Section 6.6, the terminating party may elect whether obligations under firm orders will remain in effect and except that Seller will have no obligation with respect to Delivery Dates more than six (6) months after termination.

CONFIDENTIAL

6.7 Continuation of Supply.

(a) Following the termination of this Agreement by Seller , Seller shall be obligated to continue to fulfill Buyer orders on a non-exclusive basis for six (6) months following the termination under the same terms of this Agreement other than the exclusive nature of the Agreement assuming the Seller in compliance with this agreement.

(b) Following the expiration of this Agreement or non-renewal of this Agreement at any time by Buyer and or Seller, the Seller shall be obligated to continue to fulfill Buyer orders on a non-exclusive basis for six (6) months following the expiration under the same terms of this Agreement other than the exclusive nature of the Agreement assuming the Seller is in compliance with this agreement.

ARTICLE VII
WARRANTY AND INDEMNIFICATION

7.1 Warranties. Seller warrants to Buyer that, when shipped to Buyer by Seller, the Seller Solutions will conform in all material respects to the applicable Specifications at the time of shipment to Buyer.  Seller further warrants to Buyer that, to its knowledge, the Seller Solution does not infringe any third party Proprietary Rights.

BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTIES OR FOR SELLER SOLUTION DEFECTS SHALL BE ITS RIGHT TO DEMAND REPLACEMENT OF NON-CONFORMING UNITS OF SELLER SOLUTION FOR WHICH FULL DOCUMENTATION AND PROOF OF NONCONFORMITY IS PROVIDED TO SELLER AFTER REJECTION AND TESTING FOR NONCONFORMITY AS PROVIDED HEREIN.  EXCEPT FOR THE FOREGOING WARRANTIES, SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER SOLUTIONS.  SELLER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

7.2 Seller Insurance.

Seller shall carry an insurance policy or policies, which shall name Buyer as an additional insured, covering, in the following amounts, any and all losses for death or bodily injury, patent claims, and any costs incurred by Buyer in connection with any recall of Buyer Product or Seller Solution caused by Seller for death or bodily injury on account of Seller: $2,000,000/occurrence, and $2,000,000 general aggregate.

CONFIDENTIAL

7.3 Buyer Indemnification and Insurance.

(a)  Buyer shall indemnify Seller against any and all liability, damages and cost and expenses, including reasonable attorneys' fees, made against or sustained by Seller arising from the death of, or bodily injury to, any person on account of use of Buyer Product, provided that such harm is unrelated to Seller Solution being in Buyer’s Product.

At the time of First Commercial Sale, Buyer shall carry an insurance policy or policies, which shall name Seller as an additional insured, covering, in the following amounts, any and all losses for death or bodily injury caused by Buyer Product, provided that such loss was solely attributable to the Seller Solution; $2,000,000/occurrence, and $2,000,000 general aggregate.

(b)  Buyer will also indemnify Seller from any liability, damages, costs and expenses, including reasonable attorneys’ fees, that result from Buyer’s or one or more of Buyer’s sublicensee’s failure to market or label the Buyer Products as required herein, and Buyer’s failure to effectively notify Buyer’s and its sublicensee’s customers of the restrictions on use and properly disclaim to its customer all warranties and liabilities on behalf of Seller to the same extent as disclaimed herein.

7.4 Limitations to Indemnity. The indemnities of Sections 7.2 and 7.3 shall not apply (i) if the indemnified party fails to give the indemnifying party prompt notice of any claim it receives and such failure materially prejudices the indemnifying party, or (ii) unless the indemnifying party is given the opportunity to approve any settlement.  Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified party gives the indemnifying party the opportunity to assume control of the defense or settlement.

7.5 Settlement.  The indemnified party shall not be entitled to settle any of the above-mentioned claims without the consent of the indemnifying party, which consent shall not be unreasonably withheld.  However, if for any reason the indemnifying party refuses to grant consent to the indemnified party to settle a claim, the indemnifying party shall bear the indemnified party’s legal costs in defending of the claim.

7.6 Incidental and Consequential Damages.  EXCEPT  FOR WILLFUL BREACH BY A PARTY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR BREACH OF ARTICLE 5 (CONFIDENTIALITY), NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

7.7 Abandonment, Insolvency.  In the event that, at any time and for any reason, Seller abandons efforts to produce and supply Seller Solution in liquid form, or if Seller files for bankruptcy protection and such proceeding is not dismissed within ninety (90) business days, Buyer has the right to an uninterrupted supply of Seller Solution from Seller, or the surviving entity of such a transaction under the same terms of this Agreement.

CONFIDENTIAL

ARTICLE VIII
MISCELLANEOUS

8.1 Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by both parties. Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by negotiated waiver agreements clearly understood by both parties to be an amendment or waiver.

8.2 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

8.3 Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.4 Use of Party's Name, Press Release. Except as provided in Article II herein, no right, express or implied, is granted by this Agreement to either party to use in any manner the name or trademark of the other.  Within seven (7) business days following execution of this Agreement, each party may release a mutually acceptable and approved in advance in writing press release (or other public announcement) announcing the execution of this Agreement.

8.5 Assignment, Successorship.  This Agreement may be assigned by either party to any third  party that succeeds to substantially all of a party’s assets or business that constitutes the subject matter of this Agreement, whether by reason of stock sale, merger, or asset sale, so long as the assignee agrees in writing to be bound by the terms of this Agreement.

8.6 Notice Delivery.  All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, or by confirmed facsimile to the parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective parties.  Notices shall be deemed effective on the date of mailing.

CONFIDENTIAL

8.7 Relationships of the Parties. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Seller and Buyer as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

8.8 Waiver. The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself.

8.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof or the United Nations Convention on the International Sale of Goods. The exclusive jurisdiction and venue of any action with respect to this Agreement shall be in New York, and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. Service of process in any such action may be effected in the manner provided in Section 8.6 for delivery of notices. The prevailing party in any legal action to enforce or interpret this Agreement shall be entitled to reasonable costs and attorneys' fees.

8.10 Captions. Paragraph captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

8.11 Force Majeure. A party shall not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

8.12 Export Control; Corruption.

(a) Buyer shall comply with the U.S. Foreign Corrupt Practices Act and all applicable export laws, restrictions, and regulations of the U.S. Department of Commerce, the U.S. Department of Treasury and any other any U.S. or foreign agency or authority. Buyer will not export or re-export, or allow the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such law, restriction or regulation, including, without limitation, export or re-export to Cuba, Iran, Iraq, Libya, North Korea, or any other country subject to U.S. trade embargoes, or to any party on the U.S. Export Administration Table of Denial Orders or the U.S. Department of Treasury List of Specially Designated Nationals, or to any prohibited destination in any of the Country Groups specified in the then current Supplement No. 1 to Part 740 or the Commerce Control List specified in the then current Supplement No. 1 to Part 738 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

CONFIDENTIAL

(b) Buyer shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of any Seller Solution to any location in compliance with all applicable laws and regulations prior to delivery thereof by Seller. If Buyer is involved in a transaction that gives Buyer reason to suspect that any product, technology or information it obtains or learns pursuant to this Agreement will be exported, re-exported, or diverted in violation of any such laws, restrictions or regulations (including, without limitation, knowledge of suspect end users, abnormal transaction circumstances, or other Bureau of Export Administration "red flag" indicators), then Buyer will take appropriate steps to terminate such transaction, notify the correct U.S. agency, and give notice to Seller.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

SELLER: Oculus Innovative Sciences, Inc.

Signature: /s/Robert E. Miller
Name/Title (print): Chief Financial Officer

Date: 3/12/09
BUYER: BioDrain Medical, Inc.,

Signature: /s/ Kevin Davidson
Name/Title (print): CEO
Date: 3/16/09

CONFIDENTIAL

Exhibit A

Seller Solution (Liquid) Specifications and Claims

Liquid Solution Specification (including shelf life):

Seller Solution is a non-regulated superoxidized solution based on the Microcyn platform technology manufactured with a free available chlorine concentration of 100 ppm to 225 ppm, a pH range of 4 to 6, and a phosphate buffer.

Seller Solution, in liquid form, shall conform in all respects to the Liquid Solution Specifications (including the attached Material Safety Data Sheet and Ingredient Sheet), and shall be shipped in a 32-ounce “ringed carafe” bottle or, if the parties mutually agree, different containers at prices mutually agreed to by the parties (the “Package specifications”).

The shelf life of the product will be at least twenty four (24) months, from the date of manufacturing.

Liquid Solution Claims

There are no EPA or FDA regulated claims, or any unregulated claims, made or implied by Seller as to the efficacy or use of the Seller Solution.  For clarity, Seller Solution is void of any claims as to it’s efficacy or use.  Buyer is responsible for any and all label content and any and all claims made on the label of the Buyer Products or associated marketing material of the Buyer Products.  Buyer will provide an electronic version of the label to Seller for printing purposes only.  Seller shall not have the obligation or right to review the given label, and will not be held responsible for any content or claims made on the given label for Buyer Products.

CONFIDENTIAL

Exhibit B

Prices and Minimum Order Requirements

Prices:
The following prices are for 750ml to 946ml of Seller Solution in a 32-ounce “ringed carafe” bottle, or different bottle as mutually agreed upon by Buyer and Seller, including cap, label, and shipping to Buyer or other holding facility in the US.  Price does not include any additional shipping costs to ship from Buyer’s or other’s warehouse to the end customer.  All orders shall be made in case denominations, 32-case denominations, or 768-case denominations, with unit prices as follows:

For the first 50,000 bottles ordered by Buyer:

	Load	Pallet	Case

Order size (case)	768	32	1

Order size (bottles)	9,216	384	12
Price per case (12 bottles)
Price per unit (bottle)

After the first 50,000 bottles have been ordered by Buyer:

	Load	Pallet	Case

Order size (cases)	768	32	1

Order size (bottles)	9,216	384	12
Price per case (12 bottles)
Price per bottle

Minimum Order Requirements:

Calendar Year	2009	2010	2011	2012	2013 and calendar years thereafter
Minimum bottles purchased	15,000	175,000	500,000	1,000,000	1,500,000

CONFIDENTIAL

Incentive Price Discounts:

Seller shall grant to Buyer a per-bottle price discount for Buyer reaching the following purchasing milestones during a calendar year.  Only one of the following discounts will apply at any time, and will last for the remainder of that year and the succeeding calendar year in which the milestone was met. Once the milestone is met and the discount is applied for the following calendar year, and if in that following year the bottles purchased falls below the milestone, then the discount applied to the next year can only decrease to the discount related to the prior milestone.  For example, if in 2011 the Seller purchases more than 1.5 million bottles, then the discount applied for calendar year 2012 is $***.Then if the actual amount purchased for 2012 was less than 0.5 million bottles, then the discount would drop only one level to $..

Bottles Purchased	Per-Bottle Discount

500,000	***
1,000,000	***
1,500,000	***
2,000,000	***

*** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.